Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the
Avanzar Interior Technologies, Ltd Savings and Investment (401k) Plan:

We consent to the incorporation by reference in the Registration Statement of Adient US LLC on Form S-8 (No. 333-213508) of our report dated June 13, 2017 on our audit of the financial statement of the Avanzar Interior Technologies, Ltd Savings and Investment (401k) Plan as of December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about July 6, 2018.

/s/ Coleman & Williams Ltd.

Milwaukee, Wisconsin
July 6, 2018